EXHIBIT 5










                                                May 12, 1997





FOCUS Enhancements, Inc.
142 North Road
Sudbury, Massachusetts 01776

Gentlemen:

         We are familiar with the Registration Statement on Form S-3 (the "S-3 Registration Statement") to which this opinion is an exhibit, to be filed by FOCUS Enhancements, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-3 Registration Statement relates to the proposed public offering by certain securityholders of the Company of a total of 1,552,750 shares (the "Shares") of the Company's Common Stock, $.01 par value per share ("Common Stock"), consisting of (i) 242,750 shares issued to certain unaffiliated investors in connection with a private offering in December 1995 (the "December 95 Offering") (ii) 100,000 shares issuable upon exercise of common stock purchase warrants (the "Investor Warrants") issued to the investors in the December 95 Offering; (iii)1,100,000 shares issued to certain unaffiliated investors in connection with a private offering in March 1997 (the "March 97 Offering"); and (iv) 110,000 shares issuable by the Company upon exercise of certain common stock purchase warrants issued to the placement agent in connection with the March 97 Offering.

         We have acted as counsel to the Company in connection with the preparation of the S-3 Registration Statement, and we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the originals of


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FOCUS Enahncements, Inc.
May 12, 1997
Page 2

all documents submitted to us as copies, which facts we have not independently verified. As to various facts material to the opinions set forth herein, we have relied without independent verification upon certificates of public officials and upon facts certified to us by officers of the Company. We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

         Based upon the foregoing, we are of the opinion that the Company has corporate power adequate for the issuance of the Shares issuable in the manner set forth in the S-3 Registration Statement and offered pursuant to the S-3 Registration Statement. The Shares issuable upon the exercise of the Warrants, assuming conversion or exercise on the date hereof (the "Relevant Shares") have been duly authorized and reserved for issuance. Upon the exercise of the Warrants into Shares and delivery of such Shares in accordance with the terms of the Warrants, the Relevant Shares so issued will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the S-3 Registration Statement.

                                                Very truly yours,



                                                SULLIVAN & WORCESTER LLP